UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2019

CONSTELLATION BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 High Point Drive, Building 100, Victor, NY 14564

(Address of principal executive offices)                (Zip Code)

Registrant’s telephone number, including area code    (585) 678-7100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Class A Common Stock	STZ	New York Stock Exchange

Class B Common Stock	STZ.B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on April 3, 2019, Constellation Brands, Inc. (“Constellation”) and E. & J. Gallo Winery (“Gallo”) entered into an Asset Purchase Agreement (the “Original Agreement”), pursuant to which Gallo agreed to acquire a portion of Constellation’s wine and spirits business principally consisting of various brands having a retail price of $11.00 and below, together with related inventory, intellectual property, interests in certain contracts, and interests in certain personal and real property, vineyards and facilities located in California, New York and Washington (the “Proposed Transaction”). The Proposed Transaction was subject to regulatory clearance, governmental approval, and other customary and routine closing conditions.

Also as previously reported, on May 17, 2019, Constellation and Gallo each received a request for additional information and documentary material (the “Second Request”) from the U.S. Federal Trade Commission (the “FTC”) in connection with the FTC’s review of the Proposed Transaction. Subsequently, Constellation, Gallo and the staff of the Bureau of Competition of the FTC (the “FTC Staff”) entered into a timing agreement pursuant to which, among other things, Constellation and Gallo agreed not to consummate the Proposed Transaction until certain conditions set forth therein were met. Recently, the FTC Staff advised the parties of the product lines that it believes create competitive concerns relating to the Proposed Transaction.

Constellation and Gallo considered the FTC Staff’s indication of the product lines the FTC Staff believes create competitive concerns and, effective December 11, 2019, Constellation and Gallo executed a binding letter agreement (the “Binding Letter Agreement”) in which they determined it was in their mutual best interests to terminate the Original Agreement and agree to an amended and restated asset purchase agreement to, among other things, modify the Proposed Transaction to account for the product lines about which the FTC Staff has stated it has competitive concerns; provide to the FTC Staff for comment the form of amended and restated asset purchase agreement appended to the Binding Letter Agreement reflecting such modifications (the “Form of Amended Agreement”) (the Proposed Transaction, as so modified, the “Modified Transaction”); and consider in good faith any comments of the FTC Staff on the Form of Amended Agreement and its Ancillary Documents (as such term is defined in the Binding Letter Agreement). The FTC has not yet reviewed or approved the transactions contemplated by the Form of Amended Agreement or the proposed divestitures of the brands that have been removed from the Modified Transaction.

Constellation and Gallo irrevocably agreed that on the Purchase Agreement Execution Date (as such term is defined in the Binding Letter Agreement) they would execute and deliver the Form of Amended Agreement, with only such additions, deletions, and modifications thereto (including its Ancillary Documents) as may be necessary (A) to complete any missing terms contemplated thereby to be completed by Constellation and Gallo, (B) to correct any scrivener’s errors therein, and (C) to account for comments from the FTC Staff regarding changes to the Modified Transaction which are contemplated by certain specific provisions of the Form of Amended Agreement (when so executed and delivered in accordance with the Binding Letter Agreement, the “Amended Agreement”). Notwithstanding the fact that they have not yet executed the Amended Agreement, Constellation and Gallo have agreed from the date of the Binding Letter Agreement until the first to occur of the Purchase Agreement Execution Date or the Termination Date (as such term is defined in the Form of Amended Agreement) to act in all respects as if they have signed the Amended Agreement and to be bound by the terms and conditions set forth in the Form of Amended Agreement. The Binding Letter Agreement explicitly and irrevocably terminates the Original Agreement in all respects as of the date of the Binding Letter Agreement. Nothing in the Binding Letter Agreement is intended to confer upon any person other than Constellation or Gallo any right or remedy under or by reason of the Binding Letter Agreement.

The Form of Amended Agreement provides that Gallo will acquire, on the terms and subject to the conditions set forth therein, a portion of Constellation’s wine and spirits business principally consisting of many, but not all, of the various brands which were included in the Proposed Transaction, together with related inventory, intellectual property, interests in certain contracts, and interests in certain personal and real property, vineyards, and all of the facilities located in California, New York and Washington which were included in the Proposed Transaction. In particular, the Form of Amended Agreement excludes from the Modified Transaction each of Constellation’s Cook’s California Champagne, J. Roget American Champagne, and Paul Masson Grande Amber Brandy brands, and Constellation’s concentrate business. The Form of Amended Agreement also sets out the basis for determination of the Modified Transaction’s purchase price, payable in cash. The aggregate purchase price for the assets being sold in the Modified Transaction is approximately $1.1 billion, consisting of (i) an amount calculated pursuant to the Form of Amended Agreement, which calculation begins at the base amount of $842,947,681 and which amount is also subject to certain purchase price adjustments, plus (ii) the opportunity for Constellation to receive up to $250 million in aggregate incremental contingent consideration payments if Gallo meets certain brand performance targets over a two-year period following the completion of the Modified Transaction, all as set out in the Form of Amended Agreement.

The Form of Amended Agreement contains customary representations, warranties and covenants for a transaction of this type. In addition, it is expected that each of Constellation and Gallo would provide certain temporary transition services to each other following completion of the Modified Transaction. The Form of Amended Agreement also places upon Gallo the obligation to dispose of the Taylor Dessert wine brand it acquires from Constellation or, alternatively and in Gallo’s sole discretion, if acceptable to applicable regulatory authorities, to dispose of other dessert wine brands it owns. The representations, warranties and covenants contained in the Form of Amended Agreement are made by the parties solely for the benefit of each other and should not be relied upon by any other person. The Modified Transaction is subject to regulatory clearance, governmental approvals, and other customary and routine closing conditions.

Also effective December 11, 2019, Constellation and Gallo executed a second binding letter agreement (the “Nobilo Binding Letter Agreement”) pursuant to which they irrevocably agreed that following execution and delivery of the Amended Agreement they would execute and deliver an asset purchase agreement (the “Nobilo Asset Purchase Agreement”) pursuant to which Gallo would acquire Constellation’s Nobilo Wine brand and certain related assets and liabilities (the “Nobilo Transaction”), such Nobilo Asset Purchase Agreement to be in the form appended to the Nobilo Binding Letter Agreement (the “Form of Nobilo Asset Purchase Agreement”), subject only to such additions, deletions, and modifications thereto (including its Ancillary Documents, as such term is defined in the Nobilo Binding Letter Agreement) as may be necessary to complete missing terms contemplated thereby to be completed by Constellation and Gallo or to correct scrivener’s errors. The Form of Nobilo Asset Purchase Agreement sets out the basis for determination of the Nobilo Transaction’s purchase price, payable in cash, the calculation of which begins at the base amount of $130 million, subject to certain purchase price adjustments.

The Form of Nobilo Asset Purchase Agreement contains customary representations, warranties and covenants for a transaction of this type. The representations, warranties and covenants contained in the Form of Nobilo Asset Purchase Agreement are made by the parties solely for the benefit of each other and should not be relied upon by any other person. The Nobilo Transaction is subject to regulatory approval in the United States and in New Zealand and other customary and routine closing conditions. Completion of the Nobilo Transaction is also conditioned upon Constellation and Gallo consummating the Modified Transaction.

The foregoing description of the Binding Letter Agreement, the Modified Transaction and the Form of Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Binding Letter Agreement, including the Form of Amended Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. Additionally, the foregoing description of the Nobilo Binding Letter Agreement, the Nobilo Transaction, and the Form of Nobilo Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Nobilo Binding Letter Agreement, including the Form of Nobilo Asset Purchase Agreement, which is attached hereto as Exhibit 2.2 and incorporated herein by reference.

The Binding Letter Agreement regarding the Modified Transaction, together with its Form of Amended Agreement, and the Nobilo Binding Letter Agreement regarding the Nobilo Transaction, together with its Form of Nobilo Asset Purchase Agreement (collectively, the “Filed Agreements”), have been filed as exhibits to this Current Report on Form 8-K to provide investors with information regarding their terms and are not intended to provide factual information about the parties thereto, or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Filed Agreements were made or will be made (as applicable) only for purpose of those agreements and as of specific dates, are or will be (as applicable) solely for the benefit of the parties to the Filed Agreements, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Filed Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. In addition, such representations and warranties were made or will be made (as applicable) only as of the respective dates of the Filed Agreements or such other dates as may be specified in a Filed Agreement. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the dates of the Filed Agreements, which subsequent information may or may not be fully reflected in Constellation’s public disclosures.

Item 1.02	Termination of a Material Definitive Agreement.

Constellation and Gallo previously entered into the Original Agreement. Effective as of December 11, 2019, the Original Agreement was terminated pursuant to and in connection with the Binding Letter Agreement. See Item 1.01 which is incorporated herein by reference. No early termination penalties were incurred as a result of the termination of the Original Agreement.

Item 9.01	Financial Statements and Exhibits.

For the exhibits that are filed herewith, see the Index to Exhibits immediately following.

INDEX TO EXHIBITS

Exhibit No.	Description

(2)	PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, SUCCESSION OR LIQUIDATION

(2.1)

Binding Letter Agreement dated December 11, 2019 and effective December 11, 2019 between Constellation Brands, Inc. and E. & J. Gallo Winery regarding the Modified Transaction (including the Form of Amended Agreement) (filed herewith). * +

(2.2)

Nobilo Binding Letter Agreement dated December 11, 2019 and effective December 11, 2019 between Constellation Brands, Inc. and E. & J. Gallo Winery regarding the Nobilo Transaction (including the Form of Nobilo Asset Purchase Agreement) (filed herewith). *

(104)	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

+	Portions of this exhibit are redacted pursuant to Item 601(b)(2)(ii) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2019	CONSTELLATION BRANDS, INC.

	By:	/s/ David Klein
David Klein
Executive Vice President and Chief Financial Officer